Exhibit 4.1

Supplementary Agreement to the Share Subscription Agreement

Recitals:

Wins Finance Holdings Inc., ("the Company"), Jude Gongsheng International Medical Investment Management （Beijing） LLC. (聚德共生国际医疗投资管理（北京）有限公司) ("Investor 1"), and Mr. Mu Renhui (ID number: 210211197403034530) ("Investor 2") (Investor 1 and Investor 2 collectively referred to as "Investors"), on May 15, 2024, signed the "Share Subscription Agreement" ("the Main Agreement") with the number 2024001A. The parties to the Main Agreement have unanimously agreed to amend and supplement the terms of the Main Agreement as follows:

1.	The provision in Article 2, Section “a” of the Main Contract is amended as follows: "The remaining amount of [7,310,000] US dollars or its equivalent in RMB shall be paid by the 'Investors' on or before December 31, 2024"; if the payment is not made on schedule, all parties agree to terminate the execution of the agreement, and all parties shall no longer be bound by the rights and obligations stipulated in the agreement.

2.	This supplementary Agreement is an integral part of the Main Agreement. In the event of any discrepancy between the content of this supplementary Agreement and the corresponding provisions of the Main Agreement, the content of this supplementary Agreement shall prevail.

Jude Zhongsheng International Medical Investment Management (Beijing) LLC (Investor 1):
By:	[Signature, Stamp ]
Name:	Xueming Sheng
Title:	Chairman
Sep 25th, 2024

Mr. Renhui Mu (Investor 2)
[Signature]
Sep 25th, 2024

WINS FINANCE HOLDINGS INC. (Company)

By:	[Signature, Stamp]
Name:	Yuchan Cheng
Title:	Executive Director
Sep 25th, 2024